Exhibit 2.7

GUARANTEE

     This Guarantee made as of •, 2002

TO: Paramount Resources Ltd. and its successors and assigns (hereinafter called the “Beneficiary”)

     For valuable consideration, receipt whereof is hereby acknowledged, PARAMOUNT ENERGY OPERATING CORP. as trustee of PARAMOUNT OPERATING TRUST (the “Guarantor”) hereby irrevocably, absolutely and unconditionally guarantees payment to the Beneficiary on demand of all Obligations (as hereinafter defined).

     And the Guarantor agrees with the Beneficiary as follows:

1.     Definitions: In this Guarantee, including the guarantee provision set forth above, unless there is something in the subject matter or context inconsistent therewith, the following terms and expressions (including the singular and plural form and derivatives thereof) shall have the following meanings:

(a)	“Business Day” means any day other than Saturday, Sunday or any other day that the Beneficiary is generally not open for business;

(b)	“Obligations” means all obligations, indebtedness and liabilities of PET to the Beneficiary under or pursuant to the promissory note dated •, 2002 in the principal amount of Cdn. $30,000,000 from PET in favour of the Beneficiary; and

(c)	“PET” means Computershare Trust Company of Canada, as trustee of Paramount Energy Trust.

2.     Evidence of Accounts: Any account settled or stated between the Beneficiary and PET shall be accepted by the Guarantor as prima facie evidence that the amount thereby appearing due by PET to the Beneficiary is so due.

3.     Waiver of Defences: The liability of the Guarantor under this Guarantee shall be irrevocable, unconditional and absolute, and, without limiting the generality of the foregoing, the obligations of the Guarantor shall not be released, discharged, limited or otherwise affected by, and the Guarantor hereby waives as against the Beneficiary to the fullest extent permitted by applicable law, any defence relating to:

(a)	any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of the Obligations or otherwise;

(b)	any modification or amendment of or supplement to the Obligations, including any increase or decrease in the principal, the rates of interest or other amounts payable in respect thereof;

(c)	any defence based upon any incapacity, disability or lack or limitation of status or power of PET, the Guarantor or any other person or of the directors, officers, employees, partners or agents thereof, or that PET, the Guarantor or any other person may not be a legal entity, or any irregularity, defect or informality in the borrowing or obtaining of moneys or credits in respect of the Obligations;

(d)	any change in the existence, structure, constitution, name, control or ownership of PET, the Guarantor or any other person;

(e)	any insolvency, bankruptcy, amalgamation, merger, reorganization, arrangement or other similar proceeding affecting PET, the Guarantor or any other person or the assets of PET, the Guarantor or any other person;

(f)	the existence of any claim, set-off or other rights which the Guarantor may have at any time against PET, the Beneficiary or any other person, whether in connection with the Obligations or any unrelated transactions;

(g)	any release or non-perfection or any invalidity, illegality or unenforceability relating to or against PET, the Guarantor or any other person, whether relating to any instrument evidencing the Obligations or any other agreement or instrument relating thereto or any part thereof or any provision of applicable law or regulation purporting to prohibit the payment by PET, the Guarantor or any other person of any of the Obligations;

(h)	any limitation, postponement, prohibition, subordination or other restriction on the rights of the Beneficiary to payment of the Obligations or to take any steps in respect thereof;

(i)	any release, substitution or addition of any co-signer, endorser, other guarantor or any other person in respect of the Obligations;

(j)	any defence arising by reason of any failure of the Beneficiary to make any presentment, demand for performance, notice of non-performance, protest, and any other notice, including notice of (i) acceptance of this Guarantee, (ii) partial payment or non-payment of all or any part of the Obligations, and (iii) the existence, creation, or incurring of new or additional Obligations;

(k)	any defence arising by reason of any failure of the Beneficiary to proceed against PET or any other person, to proceed against, apply or exhaust any security held from PET, the Guarantor or any other person for the Obligations, or to proceed against or to pursue any other remedy in the power of the Beneficiary whatsoever;

(l)	the benefit of any law which provides that the obligation of a guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal obligation or which reduces a guarantor’s obligation in proportion to the principal obligations;

(m)	any defence arising by reason of the cessation from any cause whatsoever of the liability of PET, the Guarantor or any other person with respect to all or any part of the Obligations, or by reason of any act or omission of the Beneficiary or others which directly or indirectly results in the discharge or release of PET, the Guarantor or all or any part of the Obligations or any security, or guarantee therefor, whether by operation of law or otherwise;

(n)	any defence arising by reason of any failure by the Beneficiary to obtain, perfect or maintain a perfected (or any) security interest in or lien or encumbrance upon any property of PET, the Guarantor or any other person or by reason of any interest of the Beneficiary in any property, whether as owner thereof or the holder of a security interest therein or lien or encumbrance thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment by the Beneficiary of any right to recourse or collateral;

(o)	any defence arising by reason of the failure of the Beneficiary to marshall any assets;

(p)	any defence based upon any failure of the Beneficiary to give to PET, the Guarantor or any other person notice of any sale or other disposition of any property securing any or all of the

Obligations or any guarantee thereof, or any defect in any notice that may be given in connection with any sale or other disposition of any such property, or any failure of the Beneficiary to comply with any provision of applicable law in enforcing any security interest in or lien upon any such property, including any failure by the Beneficiary to dispose of any such property in a commercially reasonable manner;

(q)	any dealing whatsoever with PET, the Guarantor or other person or any security, or any failure to do so;

(r)	any extinguishment of all or any of the Obligations for any reason whatsoever (other than the actual satisfaction thereof); or

(s)	any other circumstances which might otherwise constitute a defence available to, or a discharge of the Guarantor, any other act or omission to act or delay of any kind by PET, the Beneficiary, the Guarantor or any other person or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this Section 3, constitute a legal or equitable discharge, limitation or reduction of the obligations of the Guarantor hereunder (other than the payment or satisfaction in full of all of the Obligations).

The foregoing provisions apply (and the foregoing waivers shall be effective) even if the effect is to destroy or diminish the Guarantor’s subrogation rights, the Guarantor’s right to proceed against PET for reimbursement, the Guarantor’s right to recover contribution from any other guarantor or any other right or remedy.

4.     Postponement: All indebtedness and liability, present and future, of PET to the Guarantor is hereby postponed to the Obligations. All payments received by the Guarantor from PET in respect of such indebtedness and liability subsequent to any default by PET in payment of the Obligations and during the continuance of such default shall be received by the Guarantor in trust for the Beneficiary and shall be paid over to the Beneficiary forthwith upon receipt thereof by the Guarantor to be applied against the Obligations in such manner as the Beneficiary sees fit, the whole without in any way limiting or lessening the liability of the Guarantor under this Guarantee.

5.     No Waiver: No delay on the part of the Beneficiary in exercising any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. No amendment or waiver of any of the rights of the Beneficiary hereunder shall be deemed to be made by the Beneficiary unless the same shall be in writing, duly signed on behalf of the Beneficiary and each such waiver, if any, shall apply only with respect to the specific instance involved and for the specific purpose for which given, and shall in no way impair the rights or liabilities of the Beneficiary or the Guarantor hereunder in any other respect at any other time.

6.     Deemed Existence: If at any time, all or any part of any payment previously applied by the Beneficiary to any Obligation is or must be rescinded or returned by the Beneficiary for any reason whatsoever (including, without limitation, the insolvency, bankruptcy, or reorganization of PET) such Obligation shall, for the purpose of this Guarantee, to the extent that such payment is rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Beneficiary, and this Guarantee shall continue to be effective or be reinstated, as the case may be, as to such Obligation, all as though such application by the Beneficiary had not been made.

7.     Other Securities: This Guarantee is in addition to and not in substitution for any other guarantee or any other securities by whomsoever given at any time held by the Beneficiary for any present or future Obligations and the Beneficiary shall at all times have the right to proceed against or realize upon all or any portion of any other guarantees or securities or any other money or assets to which the Beneficiary may become entitled or have a claim in such order and in such manner as the Beneficiary in its sole and unfettered discretion may deem fit.

8.     Continuing Guarantee: This Guarantee is a continuing guarantee and shall remain in full force and effect in accordance with its terms until the earlier of: (i) repayment by PET of the Obligations in their entirety; and (ii) payment in full of all amounts payable under this Guarantee.

9.     Enforcement of Guarantee: The obligations of the Guarantor under this Guarantee shall be enforceable by the Beneficiary upon demand by the Beneficiary for payment of the Obligations without the necessity of any action or recourse whatsoever against PET, any security or any other guarantor. The remedies provided in this Guarantee are cumulative and not exclusive of any remedies provided by applicable law or otherwise.

10.     Subrogation: This Guarantee shall not be considered as wholly or partially satisfied by the payment or liquidation at any time or times of any sum or sums of money for the time being due or remaining unpaid to the Beneficiary, and all dividends, compensations, proceeds of security valued and payments received by the Beneficiary from PET, the Guarantor or from others or from any estate shall be regarded for all purposes as payments in gross without right on the part of any Guarantor to claim in reduction of the liability under this Guarantee the benefit of any such dividends, compositions, proceeds or payments or any securities held by the Beneficiary or proceeds thereof, and the Guarantor shall have no right to be subrogated in any rights of the Beneficiary until the Beneficiary shall have received full, final and indefeasible payment and performance of the Obligations and the Beneficiary has no further obligation to extend credit or advance monies to or for the benefit of PET.

11.     Guarantee of Payment and Performance: This Guarantee is a guarantee of payment and performance and not of collection and is in addition and without prejudice to any securities of any kind now or hereafter held by the Beneficiary.

12.     Costs: The Guarantor shall reimburse the Beneficiary for all expenses (including the fees and disbursements of its counsel on a solicitor and his own client basis) incurred by the Beneficiary in collecting or compromising any of the Obligations and in enforcing this Guarantee or any other guarantee of the Obligations, and the term “Obligations” herein shall include all such expenses.

13.     Payment: All payments hereunder with respect to any Obligations shall be made to the Beneficiary at 4700, 888 — 3rd Street, S.W., Calgary, Alberta, T2P 5C5 or at such other office as the Beneficiary shall designate from time to time by notice in writing to the Guarantor.

14.     Payment on Stay: If: (i) PET is prevented from making payment of any of the Obligations when it would otherwise be required to do so; or (ii) the Beneficiary is prevented from demanding payment of the Obligations because of a stay or other judicial proceeding or any other legal impediment, all Obligations or other amounts otherwise subject to demand, acceleration or payment shall be payable by the Guarantor as provided for hereunder.

15.     Waiver of Notice: The Guarantor waives all notices which may be required by any statute, rule of law, contract or otherwise to preserve any rights to the Beneficiary against the Guarantor.

16.     Taxes: Any and all payments by the Guarantor hereunder shall be made free and clear of and without deduction for any and all present and future taxes, liens, imposts, stamp taxes, deductions, charges or withholdings, and all liabilities with respect thereto and any interest, additions to tax and penalties imposed with respect thereto, but excluding, with respect to the Beneficiary, taxes imposed on its income or capital and franchise taxes imposed on it by any taxation authority (hereinafter referred to as“Taxes”). If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Beneficiary:

(a)	the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Beneficiary receives an amount equal to the sum it would have received had no such deductions been made; and

(b)	the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

17.     Governing Law: This Guarantee shall be governed by the laws of the Province of Alberta and the laws of Canada applicable therein.

18.     Severability: If any provision or paragraph of this Guarantee shall be invalid, illegal or unenforceable in any respect or in any jurisdiction, it shall not affect the validity, legality or enforceability of such provision or paragraph in any other jurisdiction or the validity, legality or enforceability of any other provision of this Guarantee.

19.     Notices: Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery or by transmittal by telex, telecopy, rapifax or other electronic means of communication addressed to the respective parties as follows:

     the Guarantor at:

Paramount Operating Trust c/o Paramount Energy Operating Corp 500, 630 — 4th Avenue, S.W. Calgary, Alberta T2P 0J9

Attention: Chief Financial Officer Fax:(403) 269-4444

     the Beneficiary at:

4700, 888 — 3rd Street, S.W. Calgary, Alberta T2P 5C5

Attention: Chief Financial Officer Fax:(403) 262-7994

or to such other address or telex number, telecopy number or rapifax number as any party may from time to time notify the others in accordance with this Section. Any demand, notice or communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, or, if made or given by telex or other electronic means of communication, on the first Business Day following the transmittal thereof.

20.     Amendment: No amendment or any change to, or waiver of, any provision of this Guarantee shall be effective unless in writing and signed by the Guarantor and the Beneficiary.

21.     Enurement: The provisions hereof shall enure to the benefit of the Beneficiary and its successors and assigns and shall be binding upon the Guarantor and its successors and permitted assigns.

22.     Recourse against Paramount Energy Operating Corp.: It is acknowledged that although Paramount Energy Operating Corp. (“PEOC”) is a signatory to this Guarantee in its capacity as trustee of Paramount Operating Trust, this Guarantee shall be binding upon PEOC both personally (and without any limitation thereof) and with full recourse to the “Trust Properties” (as defined in the First Amended and Restated Trust Indenture made effective as of August 1, 2002 relating to Paramount Operating Trust) and to any and all other property and assets that PEOC may hold in its own right.

     IN WITNESS WHEREOF the Guarantor has caused this Guarantee to be signed by its proper officers duly authorized in that behalf as of the date and year first above written.

PARAMOUNT ENERGY OPERATING CORP., as trustee of PARAMOUNT OPERATING TRUST

Per: Name: Title:

Per: Name: Title: